Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com

Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com

EMERGENT BIOSOLUTIONS REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2010

•	1Q 2010 revenues of $46.8 million and net income of $2.5 million, or $0.08 per share
•	1Q 2010 cash and accounts receivable balance of $149.8 million, including $116.4 million of cash and $33.4 million of accounts receivable
•	Reaffirming 2010 forecast of total revenues of $235 to $255 million and net income of $20 to $30 million

ROCKVILLE, MD, May 5, 2010—Emergent BioSolutions Inc. (NYSE: EBS) announced today its financial results for the first quarter ended March 31, 2010.

For the first quarter 2010, total revenues were $46.8 million as compared to $64.5 million in 2009, and net income was $2.5 million, or $0.08 per share, as compared to $11.1 million, or $0.37 per share, in 2009.  The 2010 performance was primarily driven by sales of BioThrax® (Anthrax Vaccine Adsorbed) based on scheduled deliveries to the Strategic National Stockpile.

R. Don Elsey, chief financial officer of Emergent BioSolutions, stated, “Our 1Q 2010 financial results were in line with our internal expectations and we remain on track to achieve our guidance for the year.  For the remainder of 2010, we anticipate strong financial performance as evidenced by our reaffirmed forecast of total revenues of $235 to $255 million and net income of $20 to $30 million.  This forecast does not reflect the revenue impact for 2010 associated with the anticipated awards of a multi-year development contract for BioThrax scale-up with potential funding in excess of $100 million and a multi-year development contract for our rPA vaccine candidate with potential funding in excess of $250 million.”

1Q 2010 Key Financial Results

Product Sales
For 1Q 2010, product sales were $38.9 million, a decrease of $22.8 million, or 37 percent, from $61.7 million in 1Q 2009, primarily due to a 47 percent decrease in the number of doses of BioThrax® delivered related to the timing of scheduled deliveries under our contract with HHS, partially offset by an 18 percent increase in the sales price per dose.  Product sales revenues in 1Q 2010 consisted of BioThrax® sales to HHS of $38.8 million and aggregate international and other sales of $37,000.

Contracts and Grants Revenues
For 1Q 2010, contracts and grants revenue was $7.9 million, an increase of $5.1 million, or 180 percent, from $2.8 million in 1Q 2009.  Contracts and grants revenue for 2010 primarily consisted of development contract revenue from NIAID and BARDA.

Cost of Product Sales
For 1Q 2010, cost of product sales was $7.5 million, a decrease of $7.9 million, or 51 percent, from $15.4 million in 1Q 2009.  This decrease was attributable to the 47 percent decrease in BioThrax® doses sold.

Research and Development
For 1Q 2010, research and development expenses were $19.9 million, an increase of $4.0 million, or 25 percent, from $15.9 million in 1Q 2009.  This increase reflects higher contract service costs, and includes increased expenses of $5.3 million on product candidates in our biodefense programs, primarily product candidates within our anthrax franchise, decreased expenses of $2.3 million related to our commercial product candidates, and increased expenses of $1.0 million in other research and development, which are in support of technology platforms and central R&D activities.

Selling, General and Administrative
For 1Q 2010, selling, general and administrative expenses were $16.2 million, an increase of $0.2 million, or 1 percent, from $16.0 million in 1Q 2009.  This increase includes a $0.5 million non-cash charge associated with our Frederick, Maryland facilities and increased personnel costs related to the growth of the Company, partially offset by a $1.4 million non-cash charge during 1Q 2009 associated with acquisitions that were in progress but not completed as of December 31, 2008.

Financial Condition and Liquidity
Cash and cash equivalents at March 31, 2010 was $116.4 million compared to $102.9 million at December 31, 2009.  Additionally, at March 31, 2010, the accounts receivable balance was $33.4 million, which is comprised primarily of unpaid amounts due related to shipments of BioThrax® received and accepted by the US government in the first quarter of 2010.

2010 Forecast
For 2010, the Company is reaffirming its financial forecast of total revenues of $235 to $255 million and net income of $20 to $30 million.

Total revenue for 2010 is expected to be driven by, among other things:
•	the continuation of deliveries of BioThrax® under the current multi-year procurement contract with CDC;
•	additional sales of BioThrax® to allied foreign governments; and
•
an increase in the performance of work under contracts with the U.S. government with respect to the Company’s BioThrax® related programs, anthrax immune globulin therapeutic candidate, and anthrax monoclonal antibody candidate.

Conference Call and Webcast
Company management will host a conference call at 5:00 pm Eastern on May 5, 2010 to discuss the financial results for the first quarter of 2010, recent business developments and the forecast for 2010.  The conference call will be accessible by dialing 888/713-4199 or 617/213-4861 (international) and providing passcode 20683157.  A webcast of the conference call will be accessible from the Company’s website at www.emergentbiosolutions.com, under “Investors”.

A replay of the conference call will be accessible, approximately one hour following the conclusion of the call, by dialing 888/286-8010 or 617/801-6888 and using the passcode 26100735.  The replay will be available through May 19.  The webcast will be archived on the company’s website, www.emergentbiosolutions.com, under “Investors”.

About Emergent BioSolutions Inc.
Emergent BioSolutions Inc. is a biopharmaceutical company focused on the development, manufacture and commercialization of vaccines and antibody therapies that assist the body’s immune system to prevent or treat disease.  Emergent’s marketed product, BioThrax® (Anthrax Vaccine Adsorbed), is the only vaccine approved by the U.S. Food and Drug Administration for the prevention of anthrax disease.  Emergent’s product pipeline targets infectious diseases and includes programs focused on anthrax, tuberculosis, typhoid, flu and chlamydia.  Additional information may be found at www.emergentbiosolutions.com.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, including any potential future securities offering, our expected revenue growth and net earnings for 2010, and any other statements containing the words “believes”, “expects”, “anticipates”, “plans”, “estimates” and similar expressions, are forward-looking statements. There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including appropriations for BioThrax® procurement; our ability to obtain new BioThrax® sales contracts; our plans to pursue label expansions and improvements for BioThrax®; our ability to win a development award with the U.S. government for our recombinant protective antigen anthrax vaccine candidate; our plans to expand our manufacturing facilities and capabilities; the rate and degree of market acceptance and clinical utility of our products; the success of our ongoing and planned development programs, preclinical studies and clinical trials; our ability to identify and acquire or in license products and product candidates that satisfy our selection criteria; the potential benefits of our existing collaboration agreements and our ability to enter into selective additional collaboration arrangements; the timing of and our ability to obtain and maintain regulatory approvals for our other product candidates; our commercialization, marketing and manufacturing capabilities and strategy; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent reports filed with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Financial Statements Follow

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)
Revenues:
Product sales	$38,853	$61,678
Contracts and grants	7,947	2,841
Total revenues	46,800	64,519

Operating expenses:
Cost of product sales	7,508	15,368
Research and development	19,922	15,910
Selling, general and administrative	16,192	15,975
Income from operations	3,178	17,266

Other income (expense):
Interest income	388	300
Interest expense	(5)	(4)
Other income (expense), net	(8)	(24)
Total other income (expense)	375	272

Income before provision for income taxes	3,553	17,538
Provision for income taxes	1,635	7,366
Net income	1,918	10,172
Net loss attributable to noncontrolling interest	605	947
Net income attributable to Emergent BioSolutions Inc.	$2,523	$11,119

Earnings per share - basic	$0.08	$0.37
Earnings per share - diluted	$0.08	$0.35

Weighted-average number of shares - basic	30,879,970	30,184,098
Weighted-average number of shares - diluted	31,432,751	31,454,456

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31,	December 31,
	2010	2009
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$116,384	$102,924
Restricted cash	215	215
Accounts receivable	33,405	54,872
Inventories	17,081	13,521
Note receivable	10,000	10,000
Deferred tax assets, net	2,147	1,870
Income tax receivable, net	5,033	2,574
Prepaid expenses and other current assets	7,271	7,838
Total current assets	191,536	193,814

Property, plant and equipment, net	133,493	131,834
Assets held for sale	13,411	13,960
Deferred tax assets, net	3,174	3,894
Other assets	1,177	1,187

Total assets	$342,791	$344,689

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,164	$17,159
Accrued expenses and other current liabilities	1,575	1,570
Accrued compensation	9,346	14,926
Indebtedness under line of credit	15,000	15,000
Long-term indebtedness, current portion	5,797	5,791
Deferred revenue	241	255
Total current liabilities	48,123	54,701

Long-term indebtedness, net of current portion	44,165	44,927
Other liabilities	1,387	1,246
Total liabilities	93,675	100,874

Commitments and contingencies	-	-

Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized, 31,004,343 and 30,831,360 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	31	31
Additional paid-in capital	123,643	120,492
Accumulated other comprehensive loss	(1,261)	(1,476)
Retained earnings	124,675	122,152
Total Emergent BioSolutions Inc. stockholders' equity	247,088	241,199
Noncontrolling interest in subsidiary	2,028	2,616
Total stockholders’ equity	249,116	243,815
Total liabilities and stockholders’ equity	$342,791	$344,689

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)
Cash flows from operating activities:
Net income	$1,918	$10,172
Adjustments to reconcile to net cash provided by (used in) operating activities:
Stock-based compensation expense	1,522	860
Depreciation and amortization	1,296	1,262
Deferred income taxes	819	933
Non-cash development expenses from joint venture	17	1,633
Gain (loss) on disposal of property and equipment	(34)	25
Provision for impairment of long-lived assets	548	-
Excess tax benefits from stock-based compensation	(376)	(196)
Changes in operating assets and liabilities:
Accounts receivable	21,467	(49,281)
Inventories	(3,560)	6,885
Income taxes	(2,459)	4,599
Prepaid expenses and other assets	576	1,070
Accounts payable	1,115	(189)
Accrued compensation	(5,580)	(3,094)
Accrued expenses and other liabilities	146	(120)
Deferred revenue	(14)	(5)
Net cash provided by (used in) operating activities	17,401	(25,446)
Cash flows from investing activities:
Purchases of property, plant and equipment	(5,030)	(4,755)
Net cash used in investing activities	(5,030)	(4,755)
Cash flows from financing activities:
Proceeds from borrowings on long-term indebtedness and line of credit	15,000	15,000
Principal payments on long-term indebtedness and line of credit	(15,755)	(15,659)
Issuance of common stock subject to exercise of stock options	1,253	651
Excess tax benefits from stock-based compensation	376	196
Net cash provided by financing activities	874	188

Effect of exchange rate changes on cash and cash equivalents	215	(80)

Net increase (decrease) in cash and cash equivalents	13,460	(30,093)
Cash and cash equivalents at beginning of period	102,924	91,473
Cash and cash equivalents at end of period	$116,384	$61,380